Exhibit 99.2

Lending Club Announces Several Leadership Changes
Fannie Mae CEO Tim Mayopoulos Joins Lending Club Board
CFO Carrie Dolan Stepping Down to Pursue a New Opportunity

SAN FRANCISCO – August 8, 2016 – Lending Club (NYSE:LC), the world’s largest online marketplace connecting borrowers and investors, today announced a series of leadership changes.
Timothy J. Mayopoulos, President and CEO of Fannie Mae, has been appointed to the Lending Club Board as an independent Director. Mr. Mayopoulos has 30 years of experience in financial services, including as General Counsel at Bank of America, and senior leadership roles at Deutsche Bank AG and Credit Suisse First Boston. Separately, Lending Club CEO Scott Sanborn has also joined the Board.
“The Board is very pleased to welcome Tim as independent Director,” said Hans Morris, Chairman of the Board of Lending Club. “His well-established industry experience, track record, integrity and deep financial and legal expertise will be invaluable to Lending Club in our continuing mission to transform the banking system. We also welcome Scott to the Board of Lending Club. The Board continues to be impressed with his leadership of the company.”
"Lending Club has an opportunity to change banking for the better, and I am excited to be part of it," said Timothy J. Mayopoulos. “Through its use of innovative technology, Lending Club makes affordable credit more broadly accessible to individuals, families and small businesses. I look forward to contributing my skills to help the company achieve its full potential in meeting this important market need.”
Additionally, Lending Club announced that Carrie Dolan resigned from her role as CFO to pursue a new opportunity. In response, Lending Club has appointed Bradley Coleman to Principal Accounting Officer and Interim CFO. Mr. Coleman has served as Lending Club’s corporate controller since 2013 and will continue in that role while fulfilling his new duties. The company has retained a global executive search firm to manage the recruitment of a new CFO and expects to name a successor in due course.
“Carrie was integral to Lending Club’s maturity and growth over the past six years,” said Scott Sanborn, CEO and President of Lending Club. “She approached us early this year about planning a transition, and in May the Board and I asked her to postpone her plans until we could navigate recent events. I and the Board want to thank her for her leadership, commitment and dedication particularly over the last several months, and wish her well in her next endeavor.”
“I remain a passionate believer in this business model and this company, and it has been a deeply rewarding experience to help build Lending Club from 40 employees to over 1,500,” said Ms. Dolan. “Now that investors are re-engaged with the platform, I am excited to begin my next chapter.”
In addition, the company has successfully hired a Head of Institutional Investors, which will be formally announced soon.

Today's changes are in addition to the recent hires that Mr. Sanborn has made to strengthen the Lending Club leadership team which include former McKinsey executive Sameer Gulati as Chief Operations and Strategy Officer, and former BlackRock senior executive Patrick Dunne as Chief Capital Officer.
Separately, Lending Club today announced its Second Quarter 2016 Results.
About Lending Club

Lending Club's mission is to transform the banking system to make credit more affordable and investing more rewarding. The company's technology platform enables it to deliver innovative solutions to borrowers and investors. We operate at a lower cost than traditional bank lending programs, so we're able to pass the savings on to borrowers in the form of lower rates and to investors in the form of solid returns. Lending Club is based in San Francisco, California. More information is available at https://www.lendingclub.com. Currently only residents of the following states may invest in Lending Club notes: AL, AR, AZ, CA, CO, CT, DC, DE, FL, GA, HI, IA, ID, IL, IN, KS, KY, LA, MA, ME, MI, MN, MO, MS, MT, NE, NH, NJ, NV, NY, OK, OR, RI, SC, SD, TN, TX, UT, VA, VT, WA, WI, or WY. All loans are made by federally regulated issuing bank partners.
Contacts
For Investors:
James Samford
IR@lendingclub.com

Media Contact:
PR@lendingclub.com

Safe Harbor Statement
Some of the statements above, including statements regarding investor demand and anticipated future financial results are "forward-looking statements." The words "anticipate," "believe," "estimate," "expect," "intend," "may," “outlook,” "plan," "predict," "project," "will," "would" and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that could cause actual results to differ materially from those contemplated by these forward statements include: the outcomes of pending governmental investigations and pending or threatened litigation, which are inherently uncertain; the impact of recent management changes and the ability to continue to retain key personnel; ability to achieve cost savings from recent restructurings; the Company’s ability to continue to attract and retain new and existing retail and institutional investors; competition; overall economic conditions; demand for the types of loans facilitated by the Company; default rates and those factors set forth in the section titled “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, each filed with the SEC. The Company may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Information in this press release is not an offer to sell securities or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.
Additional information about Lending Club is available in the prospectus for Lending Club’s notes, which can be obtained on Lending Club’s website at https://www.lendingclub.com/info/prospectus.action.